Exhibit 10.3

April 13, 2026

Tapaswee Chandele

Dear Tapaswee,

I am delighted to confirm your promotion to Executive Vice President and Global Chief People Officer, pending election to the position by The Coca-Cola Company Board of Directors (the “Board”). The role will be effective May 1, 2026. You will report to me. The information contained in this letter provides the details of your new position.

•Your annual base pay for your new position will be USD 650,000. Your next base salary review will be in April 2027.

•Your principal place of assignment will be Atlanta, Georgia.

•You will continue to be eligible to participate in the Annual Incentive Plan. Your target annual incentive for your new position is 100% of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors (the “Committee”) based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•You will continue to be eligible to participate in the Company’s long-term incentive (LTI) program. Awards are made at the discretion of the Committee based upon recommendations by Senior Management. You will be eligible to receive LTI awards within guidelines for the level assigned to your position and based upon your leadership potential to impact the company’s future growth. As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•The Committee has approved a special LTI award with an approximate value of USD 850,000. One-third of the award will be delivered in stock options. Two-thirds of the award will be delivered in performance share units (PSUs). The stock option grant will vest 25% per year according to the terms of the agreement. The performance period for the PSUs will be January 1, 2026 – December 31, 2028, and, provided performance conditions are met, they will be released at the end of February 2029 following certification by the Committee. All LTI awards will be governed solely by the terms of the Company’s LTI plans and agreements that will be provided to you at the time any awards are made.

•You will be expected to acquire and maintain share ownership at a level equal to two times your base salary. As part of the Company’s ownership expectations, you will have five years, or until December 31, 2031, to achieve this level of ownership. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Committee the following February.

Tapaswee Chandele
April 13, 2026

•You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information that will be provided to you soon.

•This letter is provided as information and does not constitute an employment contract.

Tapaswee, I feel certain that you will continue to find challenge, satisfaction, and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ Henrique Braun

Henrique Braun
Chief Executive Officer

cc:    Margie Lewis
Advanced Care / Executive Services

I, Tapaswee Chandele, accept this offer.

Signature: /s/ Tapaswee Chandele

Date:     April 20, 2026